RESTATED AGREEMENT AMENDING
REVOLVING LINE OF CREDIT

THIS AGREEMENT is made effective August 17, 2006.

AMONG:

NORD RESOURCES CORPORATION, a Delaware corporation, with an office at 1 West Wetmore Road, Suite 203, Tucson, Arizona, 85705

(“Nord”)

AND:

RONALD HIRSCH, an adult individual residing in the county of Orange, State of California

(“Hirsch”)

AND:

STEPHEN SEYMOUR, an adult individual residing in the county of Baltimore, State of Maryland

(“Seymour”)

WHEREAS:

(A) On June 21, 2005, Nord entered into a $600,000 revolving line of credit agreement (the “Credit Agreement”) and Secured Promissory Note (the “Note” and together with the Credit Agreement, the “Revolver”) with Hirsch and Seymour, that was amended on November 8, 2005 and May 5, 2006;

(B) Nord, Hirsch and Seymour wish to amend the terms of the Revolver as described in this Agreement; and

(C) Capitalized terms not otherwise herein defined shall have the meaning ascribed to them in the Revolver.

THIS AGREEMENT WITNESSES that in consideration of the premises and of the sum of $10 and other good and valuable consideration now paid by each of the parties to the others (the receipt and sufficiency of which are hereby acknowledged by the parties), the parties covenant and agree that;

Revolving Line of Credit

1. The Maturity Date is the earlier of:

(a) September 30, 2006, or

(b) the closing of a registered equity offering by the Company which raises not less than US$20,000,000,

provided that if the maturity date of Nord’s $4,900,000 loan facility with Nedbank is extended, Nord, Hirsch, and Seymour will negotiate a further amendment to this section in good faith.

All outstanding amounts owing under the Revolver will be paid in cash on the Maturity Date, as so extended.

2. To delete Section 4 of the Credit Agreement in its entirety and replace it with the following:

“4. SHARES AND WARRANTS. In consideration of Lender’s extending the Credit Line to Borrower, Borrower agrees to issue to Lender four shares of fully paid and non-assessable common stock in the capital of the Borrower (the “Shares”) and four warrants (each a “Warrant”) for every One Dollar ($1.00) loaned to Borrower in Advances. Each Warrant shall enable the Lender to purchase one share of common stock in the capital of the Borrower (each a “Warrant Share”) for an exercise price of twenty-five cents ($0.25) for three (3) years. The Shares and Warrants owed to Lender for any particular Advance shall be issued in the names of Hirsch and/or Seymour, in accordance with Lender’s instructions, within ten (10) days of the Advance. Lender agrees that the Shares, Warrants and Warrant Shares shall be “restricted securities” as defined by the Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). However, Borrower agrees that if at any time from the date hereof until the earliest to occur of (A) the date as of which all the Shares and Warrant Shares (collectively, the “Registrable Shares”) may be sold by Lender without regard to the volume limitations set forth in Rule 144(e) under the Securities Act, and (B) such date as of which all the Registrable Shares held by Lender have been sold, and there is not an effective registration statement covering all of the Registrable Shares, Borrower shall determine to prepare and file with the United States Securities and Exchange Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act, of any of its equity securities (other than on Form S-4 or Form S-8 under the Securities Act, or their then equivalents, relating to equity securities to be issued solely in connection with any acquisition of any entity or business, or equity securities issuable in connection with stock incentive or other employee benefit plans), then Borrower shall send to each Lender written notice of such determination and, if within fifteen days after receipt of such notice, a Lender shall so request in writing, Borrower shall include in such registration statement all or any part of the Registrable Shares the Lender requests to be registered;

provided that the Borrower shall not be required to register any Registrable Shares pursuant to this Section that are eligible for resale pursuant to Rule 144(k) promulgated under the Securities Act”;

Representations, Warranties and Acknowledgements of Seymour and Hirsch

3. Each of Seymour and Hirsch (each, an “Offeree”) severally represents and warrants to Nord as follows, and acknowledges that Nord is relying upon such covenants, representations and warranties in connection with the offer of shares of common stock in the capital of Nord (the “Shares”) to Seymour and Hirsch contemplated by this Agreement:

(a) The Offeree has such knowledge and experience in finance, securities, investments, including investment in non-listed and non registered securities, and other business matters so as to be able to evaluate the merits and risks of an investment in Nord’s common stock and to otherwise protect its interests in connection with the transactions contemplated hereby;

(b) Nord has provided to Offeree the opportunity to ask questions and receive answers concerning the terms and conditions of the offering, and the Offeree has had access to such information concerning Nord as the Offeree has considered necessary or appropriate in connection with its investment decision to accept the Shares pursuant to the transactions contemplated hereby;

(c) The Offeree will be acquiring the Shares for his own account, for investment purposes only and not with a view to any resale, distribution or other disposition of the Shares in violation of the United States securities laws;

(d) The Offeree will not be acquiring the Shares as a result of any form of general solicitation or general advertising, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, television or other form of telecommunications, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising; and

(e) The Offeree is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act, by virtue of qualifying as one of more of the following categories of persons:

(i) a natural person whose individual net worth, or joint net worth with that person’s spouse, at the date hereof exceeds US $1,000,000;

(ii) a natural person who had an individual income in excess of US $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of US $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year; or

(iii) a director or executive officer of Nord.

4. Each Offeree severally acknowledges and agrees as follows:

(a) The Shares have not been and will not be registered under the Securities Act or the securities laws of any state of the United States and that the sale contemplated hereby is being made in reliance on an exemption from such registration requirements;

(b) The Shares are “restricted securities” under applicable federal securities laws, and that the Securities Act and the rules of the United States Securities and Exchange Commission provide in substance that the Offeree may dispose of the Shares only pursuant to an effective registration statement under the Securities Act or an exemption therefrom;

(c) All certificates representing the Shares will be endorsed with the following legend in accordance with the Securities Act or such similar legend as deemed advisable by the lawyers for Nord to ensure compliance with the Securities Act:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), AND HAVE BEEN OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE REGISTERED UNDER THE APPLICABLE PROVISIONS OF THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

(d) If the Offeree decides to offer, sell or otherwise transfer any of the Shares, it will not offer, sell or otherwise transfer any of such shares directly or indirectly, unless:

(i) the sale is to Nord;

(ii) the sale is made outside the United States in a transaction meeting the requirements of Rule 904 of Regulation S under the Securities Act and in compliance with applicable local laws and regulations;

(iii) the sale is made pursuant to the exemption from the registration requirements under the Securities Act provided by Rule 144 thereunder and in accordance with any applicable state securities or “blue sky” laws; or

(iv) the Shares are sold in a transaction that does not require registration under the Securities Act or any applicable state laws and regulations governing the offer and sale of securities,

and, in the case of (iii) and (iv), it has prior to such sale furnished to Nord an opinion of counsel reasonably satisfactory to Nord; and

(e) As a precondition to the issuance of any Shares, the Offeree will be required to confirm in writing that the Offeree’s representations and warranties contained in Section

3 of this Agreement shall continue to be true and correct in all material respects at the time of such issuance.

Notice

5. Any notice, waiver or other document (each a “Notice”) required or permitted to be given pursuant to this Agreement will be deemed to be well and sufficiently given if in writing and delivered by hand or transmitted by facsimile as follows:

(a) if to Nord, at:

1 West Wetmore Road, Suite 203
Tucson, Arizona, 85705
Fax: (520) 292-0268
Attn: John Perry

(b) if to Hirsch, at:

668 N. Coast Hwy. #171
Laguna Beach, CA 92561
Fax: (949) 715-6746

(c) if to Seymour, c/o:

Rockland Investments Inc.
2201 Old Court Road,
Baltimore, MD 21208
Fax: (410) 369-6601

or at such other address or facsimile number as the party to whom the Notice is to be given shall have last notified the party giving the same in the manner provided in this paragraph. A Notice given or sent as aforesaid will be deemed conclusively to have been effectively given and received on the day it is hand delivered or transmitted by facsimile if it is delivered or transmitted before 4:00 p.m. on a day that is not a Saturday, Sunday or statutory holiday in the State of Arizona (a “Business Day”) or on the next day that is a Business Day in any other case.

Amendment

6. Except as amended hereby, the Revolver continues in full force and effect as of the date hereof.

Entire Agreement

7. This Agreement constitutes the entire agreement between the parties, and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise between the parties, with respect to the subject matter of this Agreement. Nothing in this Section 6 will limit or restrict the effectiveness and validity of any document with respect to the subject matter of this Agreement that is executed and delivered contemporaneously with or pursuant to this Agreement.

Counterparts

8. This Agreement may be executed in any number of counterparts, in original form or by facsimile, each of which will together, for all purposes, constitute one and the same instrument, binding on the parties, and each of which will together be deemed to be an original, notwithstanding that each party is not a signatory to the same counterpart.

IN WITNESS WHEREOF this Agreement has been executed by the parties effective as of the day and year first above written.

NORD RESOURCES CORPORATION

Per:	/s/ John Perry
John Perry
Senior Vice President, Secretary, Treasurer and
Chief Financial Officer

/s/ Ronald Hirsch
RONALD HIRSCH

/s/ Stephen Seymour
STEPHEN SEYMOUR